UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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COMSYS IT PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COMSYS IT PARTNERS, INC.
4400 Post Oak Parkway
Suite 1800
Houston, Texas 77027
NOTICE OF 2006 ANNUAL STOCKHOLDERS MEETING
and
PROXY STATEMENT
Thursday
July 27, 2006
9:30 a.m. (local time)
St. Regis Hotel
1919 Briar Oaks Lane
Houston, Texas 77027
June 27, 2006
Dear COMSYS Stockholder:
     On behalf of COMSYS’ board of directors and management, you are cordially invited to attend the 2006 Annual Meeting of Stockholders to be held at the St. Regis Hotel in Houston, Texas on Thursday, July 27, 2006, at 9:30 a.m. (local time).
     It is important that your shares are represented at the meeting. Whether or not you plan to attend, please complete and return the enclosed proxy card in the accompanying envelope. Also note that submitting a proxy will not prevent you from attending the meeting and voting in person.
     You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2005 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you.
     We appreciate your interest in COMSYS, and look forward to seeing you on July 27, 2006.
Sincerely,
Larry L. Enterline
Chief Executive Officer

COMSYS IT PARTNERS, INC.
4400 POST OAK PARKWAY
SUITE 1800
HOUSTON, TEXAS 77027
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 27, 2006
To our Stockholders:
     The Annual Meeting of Stockholders of COMSYS IT Partners, Inc. will be held on Thursday, July 27, 2006, at 9:30 a.m. (local time) at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, for the following purposes:
     1. To elect seven directors to serve until the Company’s 2007 Annual Meeting of Stockholders;
     2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006; and
     3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
     If you are a stockholder of record at the close of business on May 30, 2006, you will be entitled to vote at the Annual Meeting. Your vote is important. Please carefully consider the proposals and mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

By Order of the Board of Directors,

Ken R. Bramlett, Jr.
Senior Vice President, General Counsel and Secretary
This notice of Annual Meeting and proxy statement are first being mailed to stockholders on or about June 30, 2006.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
COMPENSATION TABLES
EMPLOYMENT AGREEMENTS AND RELATED ARRANGEMENTS
SEVERANCE AGREEMENTS
DESCRIPTION OF BENEFIT PLANS
STOCK PERFORMANCE GRAPH
EQUITY COMPENSATION PLAN INFORMATION
BENEFICIAL OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROXY CARD

COMSYS IT PARTNERS, INC.
4400 Post Oak Parkway
Suite 1800
Houston, Texas 77027
PROXY STATEMENT
Questions and Answers about the 2006 Annual Meeting
About the Annual Meeting
Who is soliciting my vote?
     The Board of Directors of COMSYS IT Partners, Inc., which we refer to as COMSYS or the Company, is soliciting your vote at the Company’s 2006 Annual Meeting of Stockholders.
What am I voting on?
     You are voting on:
•	The election of seven directors;

•	The ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006; and

•	Any other business that properly comes before the Annual Meeting.
How does the Board recommend that I vote my shares?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote:
•	FOR the proposal to elect the nominated directors; and

•	FOR the proposal to ratify Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2006.
Who is entitled to vote?
     You may vote if you were the record owner of our common stock as of the close of business on May 30, 2006. Each share of common stock is entitled to one vote. As of May 30, 2006, we had 18,757,103 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the Annual Meeting?
     Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of the close of business on May 30, 2006, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?
     If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote.
How many votes are needed to approve each of the proposals?
     The seven nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this proxy statement.
     The ratification of auditors requires the affirmative “FOR” vote of a majority of the votes cast. Only votes for or against this proposal will be counted as votes cast. Abstentions and broker non-votes will not be counted for voting purposes and will have no effect on the result of the vote.
How do I vote?
     You can vote either by proxy without attending the meeting or in person at the meeting. Even if you plan to attend the meeting, we encourage you to vote by proxy in any event.
     To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you hold your COMSYS stock in a brokerage account (that is, in “street name”), please carefully follow the directions on your proxy card or voter instruction form.
     If you plan to vote in person at the meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
Can I change my vote?
     Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:
•	Signing another proxy card with a later date and returning it to us prior to the meeting,

•	Sending our Corporate Secretary a written document revoking your earlier proxy, or

•	Voting again at the meeting.
Who counts the votes?
     We have hired American Stock Transfer & Trust Company, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of the transfer agent will also act as inspectors of election.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
     If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
     If you hold your shares in street name, however, your broker will be able to vote your shares for the election of directors and the ratification of auditors even if you do not provide the broker with voting instructions.
How are votes counted?
     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of auditors, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I return my proxy, but don’t vote for some of the matters listed on my proxy card?
     If you return a signed proxy card without indicating your vote, your shares will be voted FOR the nominee directors listed on the card and FOR the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006.
Could other matters be decided at the Annual Meeting?
     We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, however, the persons named in your proxies will vote your shares in accordance with their best judgment.
Who can attend the meeting?
     The Annual Meeting is open to all holders of COMSYS common stock.
What do I need to bring to attend the Annual Meeting?
     You will need proof of ownership of your shares to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN COMSYS STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.
How can I access COMSYS’ proxy materials and annual report electronically?
     This proxy statement and the 2005 annual report are available on our website at www.comsys.com.
Board of Directors Information
What is the makeup of the Board of Directors and how often are the members elected?
     Our Board of Directors currently has seven members. We began 2005 with nine directors, but one, Christopher R. Pechock, resigned during that year and a second, Michael T. Willis, our former Chief Executive Officer, resigned in early 2006. As a result, the Board currently has two vacancies. In addition, two of our current directors, Ted A. Gardner and Arthur C. Roselle, have advised us that they do not intend to stand for reelection at the 2006 Annual Meeting of Stockholders. Our Nominating and Governance Committee has nominated Courtney R. McCarthy and Robert Fotsch, whose biographies are set forth below in the section entitled “Election of Directors and Director Biographies,” to take the seats to be vacated by Mr. Gardner and Mr. Roselle.
     Our directors generally serve one-year terms from the time of their election until the next annual meeting of stockholders or until their successors are duly elected and qualified. In connection with the September 2004 merger of a wholly-owned subsidiary of Venturi Partners, Inc. with and into COMSYS Holding, Inc., which we refer to as the merger, we entered into a voting agreement which provided the parties with certain rights regarding the nominations of directors. The nomination procedure is set forth in our amended and restated bylaws, as further amended, and is described in more detail below in the section entitled “Nominating Process for Directors.” Except as otherwise specified, references to “Old COMSYS” are to COMSYS Holding, Inc., its subsidiaries and their respective predecessors prior to the merger.
What if a nominee is unable or unwilling to serve?
     That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the Board of Directors.
How are directors compensated?
     Directors who are employed by us or our principal stockholders receive no additional compensation for serving on our Board of Directors. We refer to our directors who are neither employed by us nor by our principal stockholders as outside directors. Compensation for our outside directors consists of equity and cash as described below. Our outside directors as of the date of this proxy statement are Ted A. Gardner, Victor E. Mandel and Kevin M. McNamara.
Equity Compensation
     Outside directors who join our Board receive options to purchase 6,000 shares of our common stock at an exercise price determined on the date they join the Board, and subsequent annual option grants of 3,000 shares of our common stock on the date of each annual meeting of stockholders, commencing with this Annual Meeting. Our outside directors may elect to receive restricted stock in lieu of stock options.
Cash Compensation
     We also pay our outside directors an annual retainer of $25,000, plus fees of $2,000 per meeting of the Board attended in person and $1,000 per meeting of the Board attended by telephone or other electronic means. All directors are also entitled to reimbursement of expenses. Outside directors serving in specified committee positions also receive the following additional annual retainers:

Chairman of the Audit Committee	$10,000
Chairman of the Compensation Committee	$5,000
     Each committee member receives $2,000 for each meeting of a committee of the Board attended in person and $1,000 for each meeting of a committee of the Board attended by telephone or other electronic means.
     Our outside director fees are payable in cash or, at the election of each director, which is made on an annual basis, in shares of restricted stock determined by the current market price of the stock at the time of each cash payment.
     The Compensation Committee of our Board is evaluating whether to implement changes to director compensation, which may include an increase in the cash and/or equity compensation paid to our outside directors.
Liability insurance and indemnification agreements
     We provide liability insurance for our current directors and officers, and, pursuant to the merger agreement, maintain liability insurance for actions of both our and Old COMSYS’ former officers and directors that took place prior to the merger. We also have contractual indemnification arrangements with our directors and officers under which we agree, in certain circumstances, to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or officers of our company.
How often did the Board meet in 2005?
     The Board met six times in fiscal 2005 and took actions by written consent at various times throughout the year. Each director attended at least 75% of the Board meetings and 75% of the meetings of the committees on which he served.
Election of Directors and Director Biographies
(Proposal 1 on the Proxy Card)
Who are the director nominees?
     As discussed above, the Board currently has two vacancies, which were created by the resignations of Christopher R. Pechock and Michael T. Willis. In addition, two of our current directors, Ted A. Gardner and Arthur C. Roselle, have advised us that they do not intend to stand for reelection at the 2006 Annual Meeting of Stockholders. Our Nominating and Governance Committee has nominated Courtney R. McCarthy and Robert Fotsch to take the seats to be vacated by Mr. Gardner and Mr. Roselle.
     The seven directors and director nominees standing for election this year, who would hold office until the 2007 Annual Meeting of Stockholders and until their successors are elected, are:

     Larry L. Enterline, age 53. Mr. Enterline was re-appointed as our Chief Executive Officer effective February 2, 2006. Mr. Enterline had previously served as our Chief Executive Officer from December 2000, when our company was known as Venturi Partners, Inc., until September 30, 2004, when we completed our merger with COMSYS Holding, Inc. He has served as a member of our Board since December 2000 and served as Chairman of the Board from December 2000 until the merger. Prior to joining our company, Mr. Enterline served in a number of senior management positions at Scientific-Atlanta, Inc. from 1989 to 2000, the last of which was Corporate Senior Vice President for Worldwide Sales and Service. He also held management positions in the marketing, sales, engineering and products areas with Bailey Controls Company and Reliance Electric Company from 1974 to 1989. Mr. Enterline also serves on the boards of directors of Raptor Networks Technology, Inc. and Concurrent Computer Corporation.
     Frederick W. Eubank II, age 42. Mr. Eubank has served as a director since the completion of the merger in September 2004. Mr. Eubank joined Wachovia Capital Partners (formerly First Union Capital Partners), an affiliate of Wachovia Investors and Wachovia Corporation, in 1989 and currently serves as its Chief Investment Officer. Prior to joining Wachovia Capital Partners, Mr. Eubank was a member of Wachovia’s specialized industries group. Mr. Eubank also serves on the board of directors of CapitalSource Inc.
     Robert Fotsch, age 47. Our Governance and Nominating Committee has nominated Mr. Fotsch for election to the Board of Directors at the 2006 Annual Meeting. Mr. Fotsch currently is a private investor. From 1996 to 2005, Mr. Fotsch served as Chief Executive Officer of Strategic Outsourcing, Inc., a professional employer organization company, growing that company from $157 million in sales in 1996 to over $1 billion in sales in 2003 solely through organic growth. Mr. Fotsch’s prior experience also included service as Chief Executive Officer (from 1992 until 1995) and Chief Operating Officer (from 1988 until 1992) of Home Innovations, Inc., a textile company. Prior to joining Home Innovations, Inc., Mr. Fotsch held management positions with Electronic Data Systems, Inc. and General Motors Corporation.
     Victor E. Mandel, age 41. Mr. Mandel has served as a director since April 2003. Since 2001, Mr. Mandel has served as founder and Managing Member of Criterion Capital Management, an investment company. From May 1999 to November 2000, Mr. Mandel was Executive Vice President-Finance and Development of Snyder Communications, Inc., with operating responsibility for its publicly traded division Circle.com. From June 1991 to May 1999, Mr. Mandel was a Vice President in the Investment Research department at Goldman Sachs & Co. covering emerging growth companies.
     Courtney R. McCarthy, age 30. Our Governance and Nominating Committee has nominated Ms. McCarthy for election to the Board of Directors at the 2006 Annual Meeting. Ms. McCarthy has served as a Board observer since the completion of the merger in September 2004. Ms. McCarthy joined Wachovia Capital Partners in 2000, where she currently serves as a Vice President, focusing on the investment in the financial services and healthcare industries. From 1997 to 2000, Ms. McCarthy served as an associate and analyst in Wachovia’s Leveraged Capital Group where she focused on mezzanine and equity investments and on “one-stop” financings for leveraged transactions.
     Kevin M. McNamara, age 50. Mr. McNamara has served as a director since the completion of the merger in September 2004. Since April 2005, Mr. McNamara has served as Executive Vice President and Chief Financial Officer and Treasurer of Healthspring, Inc., a managed care organization primarily focusing on the Medicare Advantage market. From April 2005 to January 2006, Mr. McNamara also served as non-executive Chairman of ProxyMed, Inc., a provider of automated healthcare business and cost containment solutions for financial, administrative and clinical transactions in the healthcare payments marketplace, and served as interim Chief Executive Officer of ProxyMed from December 2004 through June 2005. Mr. McNamara served as Chief Financial Officer of HCCA International, Inc., a healthcare management and recruitment company, from October 2002 to April 2005. From November 1999 until February 2001, Mr. McNamara served as Chief Executive Officer and a director of Private Business, Inc., a provider of electronic commerce solutions that help community banks provide accounts receivable financing to their small business customers. From 1996 until its acquisition by Quintiles Transnational Corp. in 1999, Mr. McNamara served as Senior Vice President and Chief Financial Officer of Envoy Corporation, a provider of electronic transactions processing services to participants in the healthcare industry. Mr. McNamara also serves on the board of directors of Luminex Corporation, a diagnostic and life sciences tool and consumables manufacturer.

     Elias J. Sabo, age 35. Mr. Sabo has served as a director since April 2003. Since 1998, Mr. Sabo has served as a founding partner at The Compass Group International LLC. Prior to joining Compass, Mr. Sabo worked in the acquisition department for Colony Capital, a Los Angeles-based real estate private equity firm, from 1992 to 1996 and as a healthcare investment banker for CIBC World Markets (formerly Oppenheimer & Co.) from 1996 to 1998.
What does the Board recommend?
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE SEVEN DIRECTORS.
What are the committees of the Board?
     Our Board has the following committees:

Number of
Meetings in
Committee	Members		Principal Functions	Fiscal 2005
Audit(1)	Kevin M. McNamara(2) Victor E. Mandel	•	Oversees (i) our accounting, auditing and financial reporting processes, including qualifications, independence and performance of our independent auditors, (ii) our internal audit function, (iii) the integrity of our financial statements, (iv) our systems of internal controls regarding finance and accounting and (v) our risk management and compliance with legal and regulatory requirements.	5
		•	Appoints, sets compensation for, oversees and, where appropriate, replaces independent auditors, resolves disagreements between management and independent auditors regarding financial reporting and pre-approves all auditing, internal control-related and permitted non-audit services.
		•	Reviews and discusses with management and independent auditors our annual audited and quarterly unaudited financial statements, including disclosures made in management’s discussion and analysis, as well as our earnings press releases.
		•	Discusses with management and independent auditors significant reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in accounting principles and quality and appropriateness of the accounting principles as applied in financial reporting.
		•	Reviews and discusses with management and independent auditors any major issues as to the adequacy of our internal controls, any material control deficiencies and steps adopted in light thereof and adequacy of disclosures regarding any changes in internal control over financial reporting.
		•	Reviews and discusses quarterly reports from independent auditors on critical accounting policies and any alternative treatments of financial information within GAAP that have been discussed with management, including ramifications of the use thereof and the treatment preferred by independent auditors.
		•	Maintains an open avenue of communication with the Board, our independent auditors, any internal auditors and our management.

Number of
Meetings
in Fiscal
Committee	Members		Principal Functions	2005
Compensation	Ted A. Gardner(2)(3) Frederick W. Eubank II Elias J. Sabo	•	Oversees, evaluates and, where appropriate, administers our compensation policies, plans and practices, particularly for our executives.	3
		•	Assists the Board in discharging its responsibilities relating to the compensation of our executives, including our Chief Executive Officer, and other key employees.
		•	Evaluates the performance of our Chief Executive Officer and other executives in light of established performance goals and objectives.
		•	Sets the compensation of our Chief Executive Officer and other executives upon such evaluation.
		•	Reviews and recommends to the full Board director compensation.

Governance and Nominating	Frederick W. Eubank II Ted A. Gardner(3) Arthur C. Roselle(3) Elias J. Sabo	•	Subject to our charter and bylaws, identifies individuals who are qualified to become members of the Board and selects candidates to be submitted for election at the Annual Meeting.	1
		•	Assesses the effectiveness of the Board and its committees.
		•	Reviews various corporate governance issues affecting our company, including the number and functions of the Board’s committees and their governing charters.
		•	Develops and recommends to the Board a set of corporate governance principles and a code of business conduct and ethics.

(1)	Nasdaq Marketplace Rule 4350(d)(2)(A) requires that the audit committee of any listed company be comprised of three directors who are independent under the Nasdaq listing standards. Our Audit Committee currently consists of two directors, both of whom are independent under the Nasdaq listing standards and otherwise meet the requirements for such service under applicable SEC rules and regulations, with one vacancy created by the resignation of Christopher R. Pechock from our Board. Under the Nasdaq listing standards, we have until the 2006 Annual Meeting of Stockholders to fill this vacancy, which we intend to do. Robert Fotsch, one of our director nominees at this Annual Meeting, is expected to fill the vacancy on our Audit Committee, provided he is elected to our Board.

(2)	Committee Chairman.

(3)	Mr. Gardner and Mr. Roselle have each advised us that they will not stand for reelection to our Board at the Annual Meeting.
Do the Board committees have written charters?
     Yes. The charters for our Audit Committee, Compensation Committee and Governance and Nominating Committee can be found on our website at www.comsys.com under the “Corporate Governance” caption. Our Corporate Governance Policy and Code of Business Conduct and Ethics, which are referenced in the charters and described in more detail below, are also posted on our website under the “Corporate Governance” caption. You can also obtain copies of these documents by writing to our Corporate Secretary, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027.
Corporate Governance Matters and Communications with the Board
Does the Company have a corporate governance policy?
     Our Board of Directors has adopted a Corporate Governance Policy, which is posted on our website under the “Corporate Governance” caption. This policy addresses the following matters, among others: composition of the Board, director qualifications, selection of directors, director responsibilities, service on other boards, Board compensation and performance, Board committees and their responsibilities, management’s responsibilities, Board access to senior management, attendance of non-director executive officers at Board meetings, the Board’s interaction with institutional investors, press and customers, executive session meetings of independent directors, director orientation and continuing education, evaluation of our Chief Executive Officer, succession planning and compliance with our Code of Business Conduct and Ethics.
Who are our independent directors?
     Our Corporate Governance Policy provides that a majority of our directors must be “independent” as provided by the Nasdaq listing standards. Our Board of Directors has determined that Messrs. Eubank, Gardner, Mandel, McNamara, Roselle and Sabo, comprising a majority of our directors, meet the standards regarding independence set forth in the Nasdaq listing standards and our Corporate Governance Policy. In addition, if elected to our Board, Courtney R. McCarthy and Robert Fotsch, our director nominees, are each expected to qualify as independent for purposes of serving on our Board under the Nasdaq listing standards.
Governance and Nominating Committee
     Our Governance and Nominating Committee currently consists of Messrs. Eubank, Gardner, Roselle and Sabo, with one vacancy created by Mr. Pechock’s resignation. Our Board has determined that each current member of the Governance and Nominating Committee is independent for purposes of serving on such committee under the Nasdaq listing standards.
Audit Committee
     Our Audit Committee currently consists of Messrs. Mandel and McNamara, with one vacancy created by Mr. Pechock’s resignation. Under the Nasdaq listing standards, we are required to fill this vacancy not later than the 2006 Annual Meeting of Stockholders, which we intend to do. Robert Fotsch, one of our director nominees at this Annual Meeting, is expected to fill the vacancy on our Audit Committee, provided he is elected to our Board. Mr. McNamara serves as the Chairman of the Audit Committee.
     Our Board has determined that each current member of the Audit Committee is independent for purposes of serving on the Audit Committee under the Nasdaq listing standards and applicable federal law. Our Board has also determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards, and that at least one member, Mr. McNamara, is an audit committee financial expert as defined by the SEC. If elected to our Board, Mr. Fotsch is expected to have the qualifications required under the Nasdaq listing standards and applicable federal law for purposes of serving on the Audit Committee.
Compensation Committee
     Our Compensation Committee currently consists of Messrs. Eubank, Gardner and Sabo. Mr. Gardner serves as the Chairman of the Compensation Committee. Our Board has determined that each current member of the Compensation Committee is independent for purposes of serving on such committee under the Nasdaq listing standards.
     Our Board has also determined that each current member of the Compensation Committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code. Our Board has also determined that Messrs. Eubank, Gardner and Sabo currently qualify as “non-employee directors” in accordance with Rule 16b-3 of the Exchange Act.
Do our independent directors meet separately without management?
     Our Corporate Governance Policy provides that independent directors will meet in regularly scheduled executive sessions, which shall be held at such times as determined by the Chairman of the Board or by the presiding independent director. During fiscal 2005, our independent directors held six executive sessions.
How can I communicate with the Board?
     Our Board of Directors maintains a process for stockholders and interested parties to communicate with the Board. Stockholders may write to the Board c/o Corporate Secretary, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027. Communications addressed to individual Board members and clearly marked as stockholder communications will be forwarded by the Corporate Secretary unopened to the individual addresses. Any communications addressed to the Board of Directors and clearly marked as stockholder communications will be forwarded by the Corporate Secretary unopened to the Governance and Nominating Committee.
Do directors attend the Annual Meeting?
     Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting of Stockholders. All of our directors attended the 2005 Annual Meeting of Stockholders, which was held on June 9, 2005.
Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues and to help us conduct our business in accordance with all applicable laws, rules and regulations and with the highest ethical standards. Our Code of Business Conduct and Ethics applies to all directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and all other executive officers. We also expect the consultants we retain to abide by our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics sets forth our policies with respect to public disclosure of Company information, our financial statements and records, compliance with laws, rules and regulations, insider trading, conflicts of interest, corporate opportunities, fair dealing, confidentiality, equal employment opportunity and harassment, protection and proper use of our assets and employee complaint procedures. The Code of Business Conduct and Ethics is posted on our website at www.comsys.com under the “Corporate Governance” caption. Any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that is applicable to our principal executive officer, principal accounting officer or controller (or persons performing similar functions) and is required to be disclosed by the relevant rules and regulations of the SEC will be posted on our website.
Nominating Process for Directors
The Governance and Nominating Committee and Corporate Governance Policy
     The Governance and Nominating Committee of our Board of Directors is currently comprised of four non-employee directors (one Group A director and three Group B directors), all of whom have been determined by our Board to be independent under Nasdaq listing standards and our Corporate Governance Policy. We currently have one vacancy on the Governance and Nominating Committee created by the resignation of Mr. Pechock, who served on such committee as a Group A director. The general nominating process, and nominating procedures provided by our charter and bylaws, as well as the requirements of the voting agreement, are described in more detail below.
     Subject to the provisions of our charter, bylaws and the voting agreement described below, the Governance and Nominating Committee identifies individuals who are qualified to become members of the Board and, on behalf of the Board, selects and recommends director candidates to be submitted for election at the Annual Meeting in accordance with our Corporate Governance Policy. Our Corporate Governance Policy outlines the criteria for Board membership. These criteria reflect the Board’s belief that all directors should have the highest personal and professional integrity and, as a general rule, should be persons who have demonstrated exceptional ability, diligence and judgment. In addition, the policy requires that at least a majority of the Board consist of independent directors. The Governance and Nominating Committee will also take into account the nature and time involved in an individual’s service on other boards (considering, among other factors, the specific board committees on which he or she sits) in evaluating the individual’s suitability for the Board. Directors should also be willing and able to devote the required amount of time to company business. The Governance and Nominating Committee has not developed or recommended to the Board any specific criteria for Board membership to complement these general criteria.

Our Charter and Bylaws
     Our charter, which became effective on September 30, 2004 at the effective time of the merger, provides that for the first three years after the merger, directors may be nominated only pursuant to the voting agreement described below or in accordance with Section 3.2 of our bylaws, which also became effective upon the completion of the merger. Section 3.2 provides that nominations may be made:
•	on behalf of our Board by the Governance and Nominating Committee in accordance with Section 3.2;

•	pursuant to any agreement of ours under which a party has a contractual right to nominate a director; and

•	by any stockholder who is a stockholder as of the record date of any meeting who complies with the advance notice requirements of Section 3.2 of our bylaws, which stockholder nomination process is described in more detail under the heading “Nominations by Stockholders” set forth below.
     Under Section 3.2 of our bylaws, during the first three years following the merger, the Governance and Nominating Committee is to consist of five directors who are independent directors eligible to serve on such Committee under applicable rules of Nasdaq (or if our common stock is not traded on Nasdaq, the principal securities exchange or market on which shares of our common stock are listed or approved for trading), which we refer to in this document as “independent directors.” If there are three or more Group B directors who are independent directors, then three of the five members of the Governance and Nominating Committee must be Group B directors. If there are fewer than three Group B directors who are independent directors, then the Governance and Nominating Committee will include the number of Group B directors who are independent directors. If there are two or more Group A directors who are independent directors, then two of the five members of the Governance and Nominating Committee must be Group A directors. If there is only one Group A director who is an independent director, then that Group A director will serve on the Governance and Nominating Committee. The Group B directors serving on the Governance and Nominating Committee will make up a subcommittee referred to as the “Group B subcommittee,” and the Group A directors serving on the Governance and Nominating Committee will make up a separate subcommittee referred to as the “Group A subcommittee.”
     Section 3.2 of our bylaws gives the Group A subcommittee and the Group B subcommittee the right to recommend to the Governance and Nominating Committee a number of nominees, based on the size of the Board of Directors. However, the number of nominees that the Group B subcommittee is entitled to recommend for election at any annual meeting will be reduced by the number of nominees designated for election at that annual meeting under the voting agreement described below.
     Subject to applicable fiduciary duties, the Governance and Nominating Committee will recommend to the stockholders the nominees recommended by the Group A subcommittee and the Group B subcommittee. Individuals recommended by the Group A subcommittee, if elected to the Board of Directors, are deemed to be Group A directors. Individuals recommended by the Group B subcommittee or designated as a nominee pursuant to the voting agreement described below, if elected to the Board of Directors, are deemed to be Group B directors.
     The Group A subcommittee is delegated the exclusive authority to fill any vacancy caused by the death, resignation or removal of any Group A director and, subject to the limits on the number of nominees the Group A subcommittee can nominate based on the size of the Board of Directors, vacancies resulting from an increase in the size of the Board of Directors. The Group B subcommittee has the right to fill any vacancy caused by the death, resignation or removal of any Group B director and, subject to the limits on the number of nominees the Group B subcommittee can nominate based on the size of the Board of Directors, vacancies resulting from an increase in the size of the Board of Directors.
     If either the Group A subcommittee or the Group B subcommittee fails to recommend the maximum number of nominees permitted or to fill any vacancy that it has the delegated authority to fill, the Governance and Nominating Committee may nominate the number of nominees or vacancies permitted to be recommended or filled by the applicable subcommittee but not recommended or filled by that subcommittee. In such a case, any director so nominated or elected by the Governance and Nominating Committee will not be deemed a Group A or Group B director and need not satisfy the qualification requirements for Group A or Group B directors discussed below.

     Each of the Group A subcommittee and the Group B subcommittee is to be dissolved if for a period of 30 days there are no Group A directors or Group B directors, respectively, who are independent directors. Upon dissolution of any subcommittee, the Governance and Nominating Committee will have the authority to recommend nominees or elect directors to fill vacancies to the extent formerly delegated to that subcommittee, subject to any contractual right we have given to others to designate directors, including under the voting agreement described below.
     The Group A subcommittee may not recommend a nominee or elect a director to fill a vacancy unless, after giving effect to the election of such person, there would be at least:
•	three Group A directors who are independent directors;

•	two Group A directors who would be considered “independent” for the purposes of serving on the Audit Committee of the Board of Directors under the rules of Nasdaq (or if our common stock is not traded on Nasdaq, the principal securities exchange or market on which our common stock is then listed or approved for trading) and who are willing to serve on the Audit Committee; and

•	one Group A director who is an “audit committee financial expert” as set forth in Item 401 of Regulation S-K of the SEC.
     The Group B subcommittee may not recommend a nominee or elect a director to fill a vacancy unless, after giving effect to the election of such person, there would be at least three Group B directors who are independent directors or, if the size of the Board of Directors is 11, 12 or 13, four independent directors. One of the Group B directors must be considered “independent” for purposes of serving on the Audit Committee, as described above, and must be willing to serve on the Audit Committee.
     Our bylaws also provide that Group B directors will constitute a majority of the Compensation Committee and such Committee will have at least one Group A director during the first three years after the merger.
Voting Agreement
     At the effective time of the merger, Wachovia Investors, Inc. beneficially owned 47.3% of our outstanding common stock, MatlinPatterson Global Opportunities Partners, L.P. beneficially owned 9.4% of our outstanding common stock and Inland Partners, L.P. and Links Partners, L.P. collectively beneficially owned 9.5% of our outstanding common stock. Pursuant to the terms of the voting agreement entered into at the time of the merger with certain of our stockholders, Wachovia Investors has the right to recommend to the nominating committee of our Board four to six nominees to be elected to our Board, depending on the size of the Board, during the first three years after the merger. Each stockholder party to the voting agreement is required to vote its shares of our common stock in favor of such nominees. Although MatlinPatterson is not a party to the voting agreement, MatlinPatterson has separately agreed to vote all of its shares of our common stock in favor of the directors nominated by our Governance and Nominating Committee during the first three years after the merger. Certain parties to the voting agreement also have the conditional right to designate observers to attend meetings of our Board of Directors. After the expiration of this three-year period, the stockholders that are parties to the voting agreement and owned more than 10% of our outstanding stock at the effective time of the merger will have the right to designate nominees for election to the board if they then own 10% or more of our common stock.

Nominations by Stockholders
     Our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Governance and Nominating Committee. To nominate a director using this process, the stockholder must follow procedures set forth in our bylaws. Those procedures require a stockholder to notify the Company’s Secretary of a proposed nominee not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. Notwithstanding the foregoing, if the Annual Meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be received (i) not less than 90 days before the meeting or 10 days following the day on which public announcement of the date of the annual meeting was first made by the Company (ii) nor more than 120 days prior to the meeting. The notice to the Secretary should include the following:
•	The nominee’s name, age and business and residence addresses;

•	The nominee’s principal occupation or employment;

•	The class or series and number of shares of capital stock of the Company, if any, owned beneficially or of record by the nominee;

•	The name and address of the stockholder as they appear on the Company’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	The class or series and number of shares of Company capital stock owned by the stockholder beneficially and of record;

•	A description of all arrangements or understandings among the stockholder, the beneficial owner, if any, on whose behalf the nomination is made, and the nominee;

•	A representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice; and

•	Any other information regarding the nominee, stockholder and the beneficial owner, if any, on whose behalf the nomination is made, that would be required to be included in a proxy statement relating to the election of directors.
     Subject to the provisions of our charter, bylaws and the voting agreement discussed above, the Governance and Nominating Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the Governance and Nominating Committee, the stockholder should follow the same procedures set forth above for nominations to be made directly by the stockholder. In addition, the stockholder should provide such other information as it may deem relevant to the Committee’s evaluation. Candidates recommended by the Company’s stockholder are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources.
     For more details regarding the nomination process, please refer to the voting agreement and our charter and bylaws, which are filed as Exhibits 2.4, 2.5, 3.1 and 3.2 to our Current Report on Form 8-K filed with the SEC on October 4, 2004, an amendment to our bylaws, which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on May 4, 2005, and our Corporate Governance Policy, which is posted on our website.
Audit Committee Report
     The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent auditors and providing an open venue for communication among the independent auditors, financial and senior management, any internal auditors and the Board of Directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which was attached to last year’s proxy statement as an appendix and is posted on our website at www.comsys.com. The following report summarizes certain of the Committee’s activities with respect to its responsibilities during fiscal year 2005.

     Review with Management and Independent Auditing Firm. The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended January 1, 2006.
     Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by our company in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of January 1, 2006, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Audit Committee discussed with management, internal audit, and Ernst & Young LLP the quality and adequacy of the company’s disclosure controls and procedures.
     Management has also established and maintains a system of internal controls over financial reporting as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management concluded that our internal control over financial reporting was effective as of January 1, 2006, as discussed in more detail in the Management’s Report on Internal Control Over Financial Reporting, which is included in our Annual Report on Form 10-K for the year ended January 1, 2006, filed with the SEC on March 17, 2006. Management’s assessment of the effectiveness of our internal control over financial reporting as of January 1, 2006 has been audited by Ernst & Young LLP, as stated in its attestation report, which is included in our Annual Report on Form 10-K for the year ended January 1, 2006, filed with the SEC on March 17, 2006. The Audit Committee reviewed and discussed with management, internal audit and Ernst & Young LLP the company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
     Discussions with Independent Auditing Firm. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with that firm its independence from the Company.
     Recommendation to the Board of Directors. Based on its review and the discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2006, filed with the SEC on March 17, 2006.
THE AUDIT COMMITTEE
Kevin M. McNamara, Chairman
Victor E. Mandel

Executive Compensation
     The Compensation Committee of our Board of Directors is charged with administering our company’s executive compensation programs. Our Compensation Committee evaluates the performance, and based on such evaluation sets the compensation, of our Chief Executive Officer and other executive officers, and administers our equity compensation plans. Set forth below is the Compensation Committee’s report on its actions and policies with regard to the compensation of our Chief Executive Officer and our other executive officers generally for our fiscal year ended January 1, 2006.
Compensation Committee Report to Stockholders on Executive Compensation
General
     The Compensation Committee is responsible for reviewing and approving the compensation plans for our executive officers. The Compensation Committee believes that compensation of executive officers should be fair to both the employee and the stockholders, externally competitive and designed to align the interests of executive officers with the interests of the stockholders. The compensation program for executive officers is designed to set compensation based on the attainment of financial and other performance objectives, establish compensation levels that will enable us to attract and retain talented individuals and motivate them to achieve our business objectives.
     The compensation programs consist of three principal components. These components are (i) base salary, (ii) incentive bonus awards made under these officers’ employment agreements and incentive bonus plan and (iii) equity-based compensation.
Base Salary: To Attract and Retain Management Talent
     Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions by peers and with other companies of comparable size. Our general objective is to consider the sustained performance of our executive officers in establishing base salaries. Among the factors considered are length of service, individual performance, scope of responsibilities and successful management of administrative or financial functions or operating divisions. In addition, the Compensation Committee recognized the challenges of combining the companies in connection with the merger and the importance of efficient management of the combined company. The assessment of management performance focuses on both qualitative factors (such as leadership and management qualities) and quantitative factors (such as growth of revenues, operating earnings, cash flow, earnings per share and the containment of expenses).
     The Chief Executive Officer historically has evaluated the overall performance of our executive officers, including those officers named in the Summary Compensation Table, and made recommendations for base salary adjustments to the Compensation Committee. Financial and business goals and objectives are typically discussed with key executives, and periodic meetings of key executives are held to discuss business strategies, financial and business performance, budgeting matters and strategic planning matters. An executive’s overall evaluation is a combination of a qualitative review by the Chief Executive Officer and a review of the extent to which pre-established business and financial objectives have been obtained.
     The following individuals served as our executive officers in 2005: (i) Michael T. Willis: Chief Executive Officer and President, (ii) Michael H. Barker: Executive Vice President—Field Operations, (iii) David L. Kerr: Senior Vice President—Corporate Development, (iv) Margaret G. Reed: Senior Vice President, General Counsel and Corporate Secretary, and (v) Joseph C. Tusa, Jr.: Senior Vice President—Chief Financial Officer and Assistant Secretary. Each such individual was and, except for Mr. Willis and Ms. Reed who resigned from their respective positions with our company at the beginning of 2006, continues to be party to an employment agreement with us. The base salaries for each of these individuals in 2005 were determined as provided in their respective employment agreements, subject to such annual increases as were determined by the Compensation Committee.
     In connection with Mr. Willis’ and Ms. Reed’s resignations, their respective employment agreements were terminated. Mr. Willis entered into a resignation agreement and release with us, which is described, along with Ms. Reed’s severance payments, under the “Severance Agreements” caption below. Larry L. Enterline, our Chief Executive Officer prior to the merger, was reappointed as our Chief Executive Officer to replace Mr. Willis, and Ken R. Bramlett, Jr., our General Counsel prior to the merger, was reappointed as our Senior Vice President,

General Counsel and Corporate Secretary to replace Ms. Reed. In January 2006, we entered into an employment agreement with Mr. Bramlett. The terms of his and other employment agreements are described in more detail under the caption “Employment Agreements and Related Arrangements” below.
     On February 9, 2006, the Compensation Committee approved a $500,000 annual base salary for Mr. Enterline and is in the process of determining other material terms of his compensation. As part of this process, the Compensation Committee is evaluating the incentive bonus arrangements currently in place for our other executive officers, which are described in more detail below. Upon completion of its review, the Compensation Committee may propose certain changes to such bonus arrangements.
Incentive Bonus Awards: To Reward Excellent Year-to-Year Performance
     The Compensation Committee believes that annual bonuses motivate executives and reward them for good performance. Historically, our Chief Executive Officer and other executive officers were eligible to earn annual incentive bonuses under their employment agreements and the incentive bonus plan. Annual incentive bonuses were linked to the achievement of certain financial goals established by the Compensation Committee in the annual incentive plan.
     Under the COMSYS 2005 Annual Incentive Plan, our former Chief Executive Officer and other executive officers were eligible to receive an annual bonus based on our achievement of EBITDA targets approved by the Compensation Committee. The plan sets forth the bonus targets for the former Chief Executive Officer and each other executive officer and specified the percentage of bonus targets payable to such executives upon achieving specified EBITDA targets.
     As discussed below under the heading “Employment Agreements and Related Arrangements,” Mr. Willis was eligible for an annual bonus ranging from 40% to 200% of the annual bonus target (set at $250,000 for 2005) based upon the achievement of EBITDA targets established by the Compensation Committee. Mr. Tusa, Mr. Kerr and Ms. Reed were each eligible for an annual bonus, ranging from 50% to 200% of one-half of such executive’s annual base salary, also referred to as their bonus target, based upon the achievement of EBITDA targets established by the Compensation Committee. Except for Mr. Willis, each additional 5% incremental increase over the maximum established EBITDA target would have resulted in an additional 5% incremental increase in the bonus target for these executives. No incentive was provided in any event unless a minimum of 90% of the EBITDA plan was achieved.
     Mr. Barker’s incentive bonus for 2005 was specified in the amendment to his employment agreement, which was executed in connection with the merger and is discussed in more detail under the “Employment Agreements and Related Arrangements” caption below. It was the higher of (i) an amount based on the same formula and EBITDA targets used for Mr. Tusa, Mr. Kerr and Ms. Reed in 2005 and (ii) $100,000.
     Due in part to the circumstances associated with the merger, our company did not meet the EBITDA targets established by the Compensation Committee for fiscal 2005. Mr. Barker earned the $100,000 minimum incentive provided in his employment agreement, but at the Compensation Committee’s request Mr. Barker agreed to accept 12,500 restricted shares of our common stock in lieu thereof. See “—Summary Compensation Table.” Neither Mr. Willis nor Ms. Reed received bonuses for their performance in 2005, and, under the terms of the 2005 Annual Incentive Plan and/or their respective employment agreements, no other executive officers are entitled to receive bonuses for 2005. See “—Summary Compensation Table.” Notwithstanding the foregoing, the Committee believes that the substantial completion of the merger integration in 2005, the completion of several refinancing transactions and the completion of our public equity offering in December were significant achievements for our company in 2005 and is considering whether to award discretionary bonuses consisting of grants of restricted stock to Mr. Tusa and Mr. Kerr.
Equity Based Compensation: To Promote Long-Term Growth and Stockholder Value
     One of the Compensation Committee’s goals is to include equity-based compensation as a meaningful portion of our executive officers’ compensation generally. Through the granting of equity awards, we seek to align the interests of executive officers more closely with those of our stockholders by motivating and rewarding actions that lead to long-term value creation for stockholders. In addition, we recognize that equity awards are a necessary part of a competitive compensation program, which, as discussed above, is designed to attract and retain qualified executives.

     In 2004, prior to the merger, we rewarded our executive officers with discretionary compensation awards in the form of incentive stock options and non-qualified stock options granted under our 2003 Equity Incentive Plan, which replaced our 1995 Equity Participation Plan. Our 1995 Equity Participation Plan was terminated in connection with our financial restructuring in 2003, and most of our employees and directors forfeited their options issued under that plan. In 2004, options to purchase 100,000 shares of our common stock were granted to Mr. Barker under our 2003 Equity Incentive Plan following the completion of the merger. Options granted prior to the merger (other than options granted in lieu of cash bonuses) generally vested over a four-year period in order to encourage the executives and other key employees receiving them to remain in our employ and to foster a long-term perspective. However, options granted to the executives prior to the merger became fully vested and immediately exercisable at the effective time of the merger.
     Equity compensation for Mr. Willis and other executive officers formerly with Old COMSYS in 2004 consisted of awards under the Old COMSYS 2004 Management Incentive Plan. In connection with the merger, the shares of Old COMSYS’ Class D Preferred Stock awarded under the Old COMSYS 2004 Management Incentive Plan and outstanding immediately prior to the effective time of the merger were cancelled and converted automatically into the right to receive an aggregate of 1,405,844 shares of our common stock subject to vesting and certain other restrictions. Approximately 2% of such shares were placed in escrow to secure certain obligations under the merger agreement. Mr. Willis, Mr. Tusa, Mr. Kerr and Ms. Reed received 688,864, 182,760, 182,760 and 168,701 shares of common stock, respectively, of which 13,785, 3,657, 3,657 and 3,376 shares, respectively, were placed in escrow as described above. As of January 1, 2006, 55.56% of these restricted shares had vested.
     In connection with the merger, our Board adopted the 2004 Stock Incentive Plan, which was approved by our stockholders on September 27, 2004 and became effective as of September 30, 2004. Because of the size of the 2004 grants, our Compensation Committee approved no additional grants of equity compensation to our executive officers in 2005. The Compensation Committee is currently evaluating various alternatives to achieve the Company’s goals of retaining and further incentivizing key personnel. These actions could include the issuance of additional options or grants of restricted stock under the 2004 Stock Incentive Plan and modification and/or relinquishment of certain existing rights under the 2004 Management Incentive Plan. Any such changes to the 2004 Management Incentive Plan would require the consent of the existing participants under that plan.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee’s general policy is to structure long-term and incentive compensation programs to preserve the tax deductibility of compensation paid to our executive officers including under the executive incentive plan. However, base salaries and other non-performance based compensation as defined in Section 162(m) in excess of $1 million paid to these executive officers in any year would not qualify for deductibility under Section 162(m).
THE COMPENSATION COMMITTEE
Ted A. Gardner, Chairman
Frederick W. Eubank II
Elias J. Sabo
     The Compensation Committee Report and the disclosure regarding the independence of the members of the Compensation Committee should not be deemed to be “soliciting material” or to be “filed” with the SEC nor deemed incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into the filing.
Compensation Committee Interlocks and Insider Participation
     No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
     The following table provides information concerning total compensation earned for our Chief Executive Officer during fiscal 2005 and the four other most highly paid executive officers of our company.

						Long-Term Compensation
		Annual Compensation				Awards			Payouts
								Shares	Long-
						Restricted		Underlying	Term
			Bonus		Other Annual	Stock		Options/SARs	Incentive	All Other
Name and Principal Position	Year	Salary	(1)		Compensation	Award		Granted	Payout	Compensation
Michael T. Willis(2)(3)	2005	$478,125	$—		$—	—		—	$—	$33,389	(4)
Chief Executive	2004	100,079	200,000		—	—	(5)	—	—	6,991	(4)
Officer, President and Chairman of the Board of Directors	2003	—	—		—	—		—	—	—

Michael H. Barker(6)	2005	$312,000	$—	(7)	$—	12,500	(7)	—	$—	$19,863	(8)
Executive Vice	2004	260,200	280,000		—	—		100,000	—	15,100	(8)
President — Field Operations	2003	240,000	21,600		—	—		90,000	—	24,000	(8)

Joseph C. Tusa, Jr.(2)	2005	$293,583	$115,000	(9)(10)	$—	—	(10)	—	$—	$5,611	(11)
Senior Vice	2004	71,625	—		—	—	(5)	—	—	581	(12)
President, Chief Financial Officer and Assistant Secretary	2003	—	—		—	—		—	—	—

David L. Kerr (2)	2005	$281,800	$—	(10)	$—	—	(10)	—	$—	$6,240	(12)
Senior Vice President	2004	68,750	100,000		—	—	(5)	—	—	1,550	(12)
— Corporate Development	2003	—	—		—	—		—	—	—

Margaret G. Reed(2)(13)	2005	$254,392	$—		$—	—		—	$—	$6,851	(12)
Senior Vice President,	2004	62,500	150,000		—	—	(5)	—	—	796	(12)
General Counsel and	2003	—	—		—	—		—	—	—
Corporate Secretary

(1)	Except as provided in a separate footnote, bonus amounts include bonuses earned in the fiscal year specified in the table and do not include bonuses paid in such year, but earned in the preceding year.

(2)	Mr. Willis, Mr. Tusa, Mr. Kerr and Ms. Reed were appointed as executive officers of our company in September 2004 in connection with the merger, and information with respect to their 2004 compensation is provided beginning September 30, 2004.

(3)	Mr. Willis resigned from his employment with our company and from our Board in February 2006. See “—Severance Agreements.”

(4)	Includes an auto allowance and reimbursements for health benefits and country club dues in the years presented (except that the 2004 amount was for the period from September 30, 2004 through the end of fiscal 2004). The amount for 2005 also includes a matching contribution to the applicable 401(k) plan of $1,338.

(5)	Excludes shares of Old COMSYS’ Class D Preferred Stock awarded under the Old COMSYS 2004 Management Incentive Plan. In connection with the merger, each share of Old COMSYS’ Class D Preferred Stock awarded under the management incentive plan and outstanding immediately prior to the effective time of the merger was cancelled and converted automatically into the right to receive 1,405,844 shares of our common stock subject to vesting and certain other restrictions, of which approximately 2% was placed in escrow to secure certain obligations under the merger agreement. Mr. Willis, Mr. Tusa, Mr. Kerr and Mr. Reed received 688,864, 182,760, 182,760 and 168,701 restricted shares, respectively, of which 13,785, 3,657, 3,657 and 3,376 shares, respectively, were placed in escrow as described above. As of January 1, 2006, 55.56% of these restricted shares had vested.

(6)	Mr. Barker served as President of our Division Operations prior to the merger and was appointed to serve as our Executive Vice President—Field Operations in September 2004 in connection with the merger.

(7)	Mr. Barker was contractually entitled to a bonus of not less than $100,000 for his performance in 2005. At the Compensation Committee’s request Mr. Barker agreed to accept 12,500 restricted shares of our common stock in lieu thereof. These shares vest at the rate of 33 1/3% each year over the three-year period beginning on the grant date.

(8)	Includes an auto allowance and reimbursements for country club dues in the years presented and, for 2003 only, an allocation to our non-qualified profit sharing plan for Mr. Barker of $9,840. These amounts exclude $91,765 paid to Mr. Barker in 2004 in connection with the termination of our non-qualified profit sharing plan. See “Benefit Plans—Non-Qualified Profit Sharing Plan.” The amount for 2005 also includes a matching contribution to the applicable 401(k) plan of $3,083.

(9)	Mr. Tusa received a special bonus of $115,000 in 2005 under a bonus plan established by the Compensation Committee in connection with the integration of Old COMSYS and Venturi.

(10)	The Compensation Committee is considering whether to award discretionary bonuses consisting of grants of restricted stock to Mr. Tusa and Mr. Kerr for their performance in 2005.

(11)	Includes an auto allowance for a portion of the month of December (after the execution of Mr. Tusa’s new employment agreement), reimbursement of club dues and a matching contribution to the applicable 401(k) plan of $3,083.

(12)	Includes reimbursement of club dues. For Ms. Reed, the amount for 2005 also includes a matching contribution to the applicable 401(k) plan of $3,083.

(13)	Ms. Reed resigned from all positions she held with our company in January 2006. See “—Severance Agreements.”
OPTION/SAR GRANTS IN LAST FISCAL YEAR
     No equity awards were made to the named executive officers during fiscal 2005.
AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND YEAR-END OPTION VALUES
     The following table provides certain information concerning option exercises and unexercised options held as of January 1, 2006.

	Shares		Number of Shares		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options at
	on	Value	Options at January 1, 2006		January 1, 2006
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael T. Willis	—	$—	—	—	$—	$—
Michael H. Barker	—	$—	106,667	83,333	$236,668	$208,333
Joseph C. Tusa, Jr.	—	$—	—	—	$—	$—
David L. Kerr	—	$—	—	—	$—	$—
Margaret G. Reed	—	$—	—	—	$—	$—
EMPLOYMENT AGREEMENTS AND RELATED ARRANGEMENTS
Michael H. Barker
     Michael H. Barker, who remained with us following the merger as our Executive Vice President—Field Operations, has an employment agreement with us dated as of April 13, 2003. This employment agreement provides for an annual base salary of $320,000, which may be adjusted as determined by the Compensation Committee. Mr. Barker is eligible to participate in the Old COMSYS 2004 Annual Incentive Plan. Under this incentive plan, Mr. Barker is eligible for an annual bonus, ranging from 50% to 200% of one-half of such executive’s annual base salary, also referred to as the bonus target, based upon the achievement of certain EBITDA targets established by the Compensation Committee. Each additional 5% incremental increase over the maximum established EBITDA target will result in an additional 5% incremental increase in the bonus target. No incentive is provided unless a minimum of 90% of the EBITDA plan is achieved.
     For 2005, Mr. Barker was entitled to receive a minimum performance bonus of $100,000 under an amendment to his employment agreement that was executed in connection with the closing of the merger. At the Compensation Committee’s request Mr. Barker agreed to accept 12,500 restricted shares of our common stock in lieu thereof. These shares vest at the rate of 33 1 / 3 % each year over the three-year period beginning on the grant date.

     The employment agreement with Mr. Barker provides for severance equal to one year of his base salary and a pro rata bonus upon termination (including non-renewal) without cause. The employment agreement also includes a restriction on competition for a period of two years following termination of Mr. Barker’s employment.
Joseph C. Tusa, Jr.
     Joseph C. Tusa, Jr. has an amended and restated employment agreement with us dated as of December 9, 2005. This employment agreement provides for an annual base salary of $296,500, which may be adjusted as determined by the Compensation Committee. Mr. Tusa is eligible to participate in the incentive bonus plan provided to similarly situated executives. Under the incentive plan, Mr. Tusa is eligible for an annual bonus, ranging from 50% to 200% of one-half of his annual base salary, also referred to as the bonus target, based upon the achievement of certain EBITDA targets established by the Compensation Committee. Each additional 5% incremental increase over the maximum established EBITDA target will result in an additional 5% incremental increase in the bonus target. No incentive is provided unless a minimum of 90% of the EBITDA plan is achieved. In the event that we do not renew Mr. Tusa’s employment agreement, he is terminated other than for cause, he resigns for good reason, or his employment is terminated due to death or disability, Mr. Tusa will receive severance equal to 150% of his base compensation, plus an amount equal to the average bonus earned by Mr. Tusa for the two years prior his termination, payable in a lump sum or, in certain circumstances, over a 24-month period. Mr. Tusa would also be entitled to receive continued insurance and benefits for a 24 month period following such a termination. Also under the terms of the agreement, in the event of a change of control of our company, Mr. Tusa would be entitled to receive an additional severance benefit of 50% of his base compensation. The agreement includes a restriction on competition for a period of two years following termination of Mr. Tusa’s employment.
David L. Kerr
     David L. Kerr has an employment agreement with COMSYS Information Technology Services, Inc., dated as of July 16, 2004. This employment agreement provides for an annual base salary of $284,600, which may be adjusted as determined by the Compensation Committee. Mr. Kerr is eligible to participate in the incentive bonus plan provided to similarly situated executives. Under the incentive plan, Mr. Kerr is eligible for an annual bonus, ranging from 50% to 200% of one-half of such executive’s annual base salary, also referred to as the bonus target, based upon the achievement of certain EBITDA targets established by the Compensation Committee. Each additional 5% incremental increase over the maximum established EBITDA target will result in an additional 5% incremental increase in the bonus target. No incentive is provided unless a minimum of 90% of the EBITDA plan is achieved. Mr. Kerr’s agreement provides for severance equal to one year’s base compensation, provided that the executive is terminated without cause. Each agreement includes a restriction on competition for a period of two years following termination of the executive’s employment.
Ken R. Bramlett, Jr.
     Ken R. Bramlett, Jr. has an employment agreement with us, dated as of January 3, 2006. The employment agreement provides for an annual base salary of $270,000, which may be adjusted as determined by the Compensation Committee. Mr. Bramlett is eligible to participate in the incentive bonus plan provided to similarly situated executives. Under the incentive plan, Mr. Bramlett is eligible for an annual bonus, ranging from 50% to 200% of one-half of his annual base salary, also referred to as the bonus target, based upon the achievement of certain EBITDA targets established by the Compensation Committee. Each additional 5% incremental increase over the maximum established EBITDA target will result in an additional 5% incremental increase in the bonus target. No incentive is provided unless a minimum of 90% of the EBITDA plan is achieved. In the event that we do not renew Mr. Bramlett’s employment agreement, he is terminated other than for cause, he resigns for good reason, or his employment is terminated due to death or disability, Mr. Bramlett will receive severance equal to 150% of his base salary, plus an amount equal to the average bonus earned by Mr. Bramlett for the two years prior his termination, payable in a lump sum or, in certain circumstances, over a 24 month period. Mr. Bramlett would also be entitled to receive continued insurance and benefits for a 24 month period following such a termination. Under the terms of the agreement, in the event of a change of control of our company, Mr. Bramlett would be entitled to receive an additional severance benefit of 50% of his base salary. The agreement includes a restriction on competition for a period of two years following termination of Mr. Bramlett’s employment. In connection with his employment Mr. Bramlett also received options to purchase an aggregate of 66,000 shares of our common stock at an exercise price of $11.05 per share. One-third of these options vests on each anniversary of the date of grant, with all such options fully vesting on January 3, 2009.

Larry L. Enterline
     On February 9, 2006, the Compensation Committee approved a $500,000 annual base salary for Mr. Enterline and is in the process of determining other material terms of his compensation.
SEVERANCE AGREEMENTS
Michael T. Willis
     In connection with Michael T. Willis’ resignation, we entered into a resignation agreement and release, dated as of February 2, 2006, with Mr. Willis in which he, among other things, agreed to provide certain consulting services to us until April 30, 2006 and we agreed to make the following cash payments to Mr. Willis:
•	$1,000,000 of severance, half of which was paid in February 2006 with the balance to be paid thereafter in 48 equal installments over a two-year period. In addition;

•	An additional one time severance payment of $150,000 on December 31, 2006; and

•	Fees for Mr. Willis’ consulting services of $105,000, payable on July 31, 2006.
     We also agreed to provide Mr. Willis an expense allowance of $100,000 to reimburse him for his expenses associated with his resignation, which amount is being paid in arrears in monthly payments of $8,250 commencing February 28, 2006. We also agreed to reimburse the cost of Mr. Willis’ health insurance coverage, in an amount not to exceed $1,000 per month, until the earlier of (a) his 65th birthday and (b) the date he becomes eligible for medical insurance coverage under a new or subsequent employer’s plan.
     The resignation agreement provides that in addition to the 282,703 vested shares of common stock that Mr. Willis currently holds under our Old COMSYS 2004 Management Incentive Plan, an additional 204,109 shares of restricted common stock held by Mr. Willis will vest if, and only if, the average closing price for our common stock over any consecutive 30-day period ending on or before December 31, 2006 equals or exceeds $18.67 per share, as adjusted for any stock splits, stock dividends or combination of shares.
     Under the resignation agreement, Mr. Willis released us, our subsidiaries and affiliates and certain others from any and all claims he may have against us or them up to the date of his resignation. Although the resignation agreement superseded and canceled all prior agreements with Mr. Willis with respect to the subject matter, Mr. Willis will remain subject to certain non-solicitation and non-disclosure obligations although he will not be subject to certain non-competition restrictions. In the event that Mr. Willis materially violates any of the provisions of the resignation agreement, he will forfeit all unpaid cash payments described above.
     In connection with the execution of the Resignation Agreement, Wachovia Investors, Inc., our largest stockholder with beneficial ownership of 39.0% of our outstanding common stock, agreed to amend the terms of a $1.0 million note made by Mr. Willis and held by Wachovia. The amendment, among other things, reduced the interest rate on the note from a variable floating rate to 5%, extended the maturity date from December 31, 2006 to December 31, 2010, and provided for various repayment options, including discounts and forgiveness of certain payment obligations under specified circumstances.
Margaret G. Reed
     Margaret G. Reed, our former general counsel, resigned in January 2006. Subject to Ms. Reed’s execution of a release agreement, Ms. Reed is entitled to severance payments totaling $256,000 and to certain other specified benefits. Also subject to the execution of such release, our Compensation Committee approved the payment of additional severance in the amount of $100,000 to Ms. Reed. Ms. Reed’s unvested restricted shares were repurchased by us in the amount of Ms. Reed’s original investment.

DESCRIPTION OF BENEFIT PLANS
2004 Stock Incentive Plan
     In connection with the merger, our Board of Directors adopted the 2004 Stock Incentive Plan, which was approved by our stockholders on September 27, 2004 and became effective as of the effective time of the merger. As of May 30, 2006, options to purchase 576,168 shares of our common stock were outstanding and 17,500 shares of our restricted stock were granted under the 2004 Stock Incentive Plan. As of May 30, 2006, 556,008 shares of our common stock remain authorized for issuance and are reserved for future grants under this plan. The weighted average exercise price of the options outstanding under this plan is $9.79 per share. No awards were granted to the named executive officers under the 2004 Stock Incentive Plan in 2005.
2003 Equity Incentive Plan
     Our 2003 Equity Incentive Plan was approved by our stockholders on July 24, 2003. As of May 30, 2006, options to purchase 640,400 shares of our common stock with a weighted average exercise price of $8.94 were outstanding under our 2003 Equity Incentive Plan and 53,035 shares of our common stock were available for future grants under our 2003 Equity Incentive Plan. No awards were granted to the named executive officers under the 2003 Equity Incentive Plan in 2005.
1995 Equity Participation Plan
     Our 1995 Equity Participation Plan was terminated in connection with our financial restructuring in 2003, and most of our employees and directors forfeited their options issued under that plan. As of May 30, 2006, options to purchase 2,748 shares of our common stock were outstanding under the 1995 Equity Participation Plan. The weighted average exercise price of these options is $233.93.
COMSYS 2005 Annual Incentive Plan
     Under the COMSYS 2005 Annual Incentive Plan, our Chief Executive Officer and other executive officers were eligible to receive an annual bonus in 2005 based on the achievement of EBITDA targets approved by the Compensation Committee. The plan sets forth the bonus targets for the Chief Executive Officer and each other executive officer and specifies the percentage of bonus targets payable to such executives upon achieving specified EBITDA targets. As provided in his employment agreement, Mr. Willis, our CEO in 2005, was eligible for a bonus in 2005 ranging from 40% to 200% of the annual bonus target (set at $250,000 for 2005) based upon the achievement of EBITDA targets established by the Compensation Committee. Mr. Tusa and Mr. Kerr and Ms. Reed, our General Counsel in 2005, were each eligible for an annual bonus, ranging from 50% to 200% of one-half of such executive’s annual base salary, also referred to as their bonus target, based upon the achievement of EBITDA targets established by the Compensation Committee. Except for Mr. Willis, each additional 5% incremental increase over the maximum established EBITDA target would have resulted in an additional 5% incremental increase in the bonus target for these executives. No incentive bonus would have been provided unless a minimum of 90% of the EBITDA plan was achieved. The EBITDA target for 2005 was not achieved, and as a result no bonuses were paid to the named executive officers under the Old COMSYS 2004 Annual Incentive Plan for 2005 performance.
Old COMSYS 2004 Management Incentive Plan
     Effective January 1, 2004, Old COMSYS adopted the 2004 Management Incentive Plan. The plan was structured as a stock issuance program under which eligible employees were awarded shares of Old COMSYS nonvoting Class D Preferred Stock (liquidation value $1,000). Dividends on the Class D Preferred Stock were payable in an amount equal to 17.647% of dividends Old COMSYS declared and paid on its common or any other series of its preferred stock. The Class D Preferred Stock was redeemable at the rate of 17.647% of the redemption price paid to the holders of Old COMSYS’ Class C, B or A Preferred Stock. Effective July 1, 2004, 1,000 shares of Old COMSYS Class D Preferred Stock were issued under the management incentive plan. At the effective time of the merger, these shares were exchanged for a total of 1,405,844 restricted shares of our common stock. Approximately one-third of these shares were vested at the closing of the merger. An additional 22.2% of these shares had vested by January 1, 2006. Of the remaining unvested shares, 11.1% vests on December 31, 2006 and 33.3% were scheduled to vest in equal annual installments if specified earnings targets were met for fiscal years 2004, 2005 and 2006. Although the earnings target was not met for 2004 or 2005, these restricted shares remain subject to vesting as described below.

     Upon the occurrence of certain events, including the sale or transfer of more than 50% of our assets, a merger or consolidation in which we are not the surviving corporation, the liquidation or dissolution of our company, a “change in ownership” (as defined in the plan) or the completion of an equity offering resulting in gross proceeds of $35.0 million, referred to as the qualified offering, all outstanding shares of restricted stock will immediately vest in full, other than the 33.3% of the shares for which vesting is subject to the satisfaction of the annual earnings targets. The shares subject to specified earnings targets are also subject to immediate vesting, however, if the aggregate value of the securities issued in the merger to the stockholders of Old COMSYS exceed $175 million over a 30-day period beginning after the qualified offering and ending on or prior to December 31, 2006.
     The Compensation Committee is currently evaluating various alternatives to achieve the Company’s goals of retaining and further incentivizing key personnel. These actions could include the issuance of additional options or grants of restricted stock under the 2004 Stock Incentive Plan and modification and/or relinquishment of certain existing rights under the 2004 Management Incentive Plan. Any such changes to the 2004 Management Incentive Plan would require the consent of the existing participants under that plan.
401(k) Plans
     We maintain the COMSYS 401(k) Plan covering eligible employees of our company and its subsidiaries, as defined in the plan document. This plan is a voluntary defined contribution profit-sharing plan. Participating employees can elect to defer and contribute a percentage of their compensation to the applicable plan, not to exceed the dollar limit set by the Internal Revenue Code. The maximum deferral amount is 50% and we match 25% of each employee’s eligible contribution up to a maximum of the first 6% of each employee’s compensation. Matching contributions vest after three years of service. We contributed $1.1 million of matching contributions in the aggregate to this plan in fiscal 2005.
     We also maintain the Venturi Partners, Inc. 401(k) Plan. Beginning January 1, 2005, no new contributions were permitted under this plan, which covered eligible employees of both Venturi Staffing Partners, Inc. and executive officers of Venturi Partners, Inc. prior to the merger. We are in the process of terminating this plan. Participating employees were allowed to elect to defer and contribute a percentage of their compensation to the plan, not to exceed the dollar limit set by the Internal Revenue Code, and the maximum deferral amount was 75%. Venturi suspended the matching program in 2003.
     During 1999, we established a Supplemental Employee Retirement Plan, or the SERP, for our then chief executive officer. When this officer retired in February 2000, the annual benefit payable under the SERP was fixed at $150,000. As of January 1, 2006, approximately $1,191,757 million had been accrued under the SERP.

STOCK PERFORMANCE GRAPH
     The following graph compares the cumulative total return on our common stock for the five fiscal years ended January 1, 2006 with the cumulative total return of the S&P 400 Index and a peer group index we selected. Our current peer group consists of six public companies that specialize in providing IT and other staffing services in the United States. All cumulative returns assume the investment of $100 in each of our common stock, the S&P 400 Index, and our peer group index on December 29, 2000, the last trading day before January 1, 2001, the beginning of our fifth preceding fiscal year, and assume the reinvestment of dividends.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG COMSYS IT PARTNERS, INC.,
THE S&P MIDCAP 400 INDEX AND A PEER GROUP

	12/29/00	12/30/01	12/29/02	12/28/03	1/2/05	1/2/06
COMSYS IT Partners, Inc.	100.00	52.15	8.59	26.10	23.70	26.19
S & P Midcap 400 Index	100.00	99.39	84.97	115.24	134.23	151.08
Peer Group(1)	100.00	129.72	105.64	163.44	172.60	194.10

(1)	The following companies currently comprise our peer group: Spherion Corp., MPS Group, Inc., Kforce Inc., Computer Horizons Corp., Analysts International Corporation and CDI Corp.
     The Stock Performance Graph and the related information should not be deemed to be “soliciting material” or to be “filed” with the SEC nor deemed incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into the filing.

EQUITY COMPENSATION PLAN INFORMATION
     We currently have options outstanding under the 1995 Equity Participation Plan, the 2003 Equity Incentive Plan and the 2004 Stock Incentive Plan. Each of these plans was approved by our stockholders. The 1995 Equity Participation Plan was terminated in connection with our financial restructuring in 2003. The following table provides information about the common stock that may be issued under these plans as of January 1, 2006.

Number of
Securities to be
	Issued Upon	Weighted Average	Number of
	Exercise of	Exercise Price of	Securities
	Outstanding	Outstanding	Remaining
	Options and	Options and	Available for
Plan Category	Warrants (1)	Warrants	Future Issuance
Equity compensation plans approved by security holders (2)	916,780	$9.51	862,331
Equity compensation plans not approved by security holders	None	None	None

Total	916,780	$9.51	862,331

(1)	No warrants were outstanding under these plans as of January 1, 2006.

(2)	Does not include options to purchase 56 shares of our common stock outstanding under the Old COMSYS 1999 Stock Option Plan. The 1999 Stock Option Plan was terminated in connection with the Venturi merger. At the effective time of the merger, each option to acquire shares of Old COMSYS common stock that was outstanding under the Old COMSYS 1999 Stock Option Plan immediately prior to the effective time of the merger remained outstanding and became exercisable for shares of our common stock at the rate of 0.0001 of a share for each share of Old COMSYS common stock, and the exercise price per share was adjusted in accordance with the conversion ratio referenced above to $20,000 per share.
BENEFICIAL OWNERSHIP
     The following table sets forth certain information regarding the beneficial ownership as of May 30, 2006 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.
MAJOR STOCKHOLDERS TABLE

	Shares of Common Stock Beneficially
	Owned
Name and Address of Beneficial Owner	Number		Percent (1)
Wachovia Investors, Inc.	7,310,395	(2)	39.0%
301 South College Street, 12th Floor Charlotte, North Carolina 28288

Amalgamated Gadget, L.P.	1,938,067	(3)	10.2%
City Center Tower II 301 Commerce Street, Suite 2975 Fort Worth, Texas 76102

Links Partners, L.P. and Inland Partners, L.P. et. al	1,569,576	(4)	8.3%
61 Wilton Avenue, 2nd Floor Westport, Connecticut 06880

	Shares of Common Stock Beneficially
	Owned
Name and Address of Beneficial Owner	Number		Percent (1)
MatlinPatterson Global Opportunities Partners L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P., et. al	1,458,499	(5)	7.7%
520 Madison Avenue New York, New York 10022

Old Trafford Investment Pte Ltd.	1,160,653	(6)	6.2%
168 Robinson Road #37-01 Capital Tower Singapore 068912

Zazove Associates, LLC	1,125,899	(7)	6.0%
940 Southwood Boulevard, Suite 200 Incline Village, NV 89451

(1)	These calculations are based on an aggregate of 18,757,103 shares issued and outstanding as of May 30, 2006. Warrants and options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period after May 30, 2006 are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(2)	This amount includes 146,296 shares currently being held in escrow to secure certain obligations under the merger agreement. Pursuant to an option agreement dated July 19, 2004 by and among Wachovia Investors, Inc., J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC, GTCR Fund VI, L.P. and Old Trafford Investment Pte. Ltd, Wachovia Investors granted the other parties to the agreement the right to purchase a maximum of 1,651,399 shares of common stock from Wachovia Investors at a price of $13.90 per share. Prior to the merger, Wachovia Investors was a major stockholder of Old COMSYS and an affiliate was a lender to Old COMSYS.

(3)	The amount and nature of the shares beneficially owned are based on a Schedule 13G amendment filed on May 19, 2006 and on Form 4 filed on May 25, 2006. This amount includes 163,411 shares of common stock issuable upon exercise of warrants, all of which are currently exercisable. Amalgamated Gadget, L.P., an investment manager for R2 Investments, LDC, has sole voting and dispositive power over the reported shares and R2 Investments LDC has no beneficial ownership of such shares. R2 Investments, LDC was a senior secured lender under Venturi Partners, Inc.’s credit facility, which was paid off on September 30, 2004. Amalgamated Gadget, L.P. is controlled by Scepter Holdings, Inc., its general partner, and Geoffrey Raynor, the President and the sole shareholder of Scepter Holdings, Inc. Scepter Holdings, Inc. and Geoffrey Raynor may be deemed to be the beneficial owners of the reported shares.

(4)	The amount and nature of the shares beneficially owned are based on a Schedule 13D amendment filed on August 18, 2005 by Links Partners, L.P., Inland Partners, L.P., Coryton Management Ltd., Arthur Coady, Elias Sabo and Joe Massoud. Links Partners and Inland Partners have reported shared voting and dispositive powers with respect to 784,515 and 785,061 shares, respectively. All other parties reporting in this amendment have reported shared voting and dispositive powers with respect to all shares reported. The number of shares of common stock shown in the table also includes 85,242 shares subject to warrants that are currently exercisable.

(5)	The amount and nature of the shares beneficially owned are based on a Schedule 13G filed on December 2, 2005 by MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P., MatlinPatterson Global Opportunities Partners B, L.P., MatlinPatterson Global Advisers LLC, MatlinPatterson Global Partners LLC, MatlinPatterson Asset Management LLC, MatlinPatterson LLC, Mark R. Patterson and David J. Matlin. All of these parties except MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B, L.P. have reported to us shared voting and dispositive powers with respect to all shares reported. The number of shares of common stock shown in the table includes 78,169 shares subject to warrants that are currently exercisable.

(6)	The amount and nature of the shares beneficially owned are based on a Schedule 13G amendment filed on February 15, 2006 filed by Old Trafford Investment Pte Ltd, GIC Special Investment Pte Ltd, Government of Singapore Investment Corporation Pte Ltd and Government of Singapore. All of these parties have reported shared voting and dispositive powers with respect to all shares reported. This stockholder has an option to purchase up to 830,654 additional shares of common stock pursuant to the Option Agreement referenced in Note 2 above.

(7)	The amount and nature of the shares beneficially owned are based on a Schedule 13G amendment filed on January 25, 2006. Zazove Associates, LLC is an investment manager and has discretionary authority with regard to certain accounts that hold our common stock. No such account managed by Zazove Associates, LLC holds an interest greater than 5% of our common stock. Zazove Associates, LLC has sole power to dispose, or to direct the disposition of, and sole power to vote, or to direct the vote of, 713,233 shares.

HOLDINGS OF OFFICERS AND DIRECTORS
     The following table sets forth the number of shares of common stock beneficially owned on May 30, 2006, by each of our directors and nominees for director, by each named executive officer and by all directors and executive officers as a group:

	Common Stock Beneficially Owned
	Number		Percent
Name	of Shares(1)		of Class(2)
Michael T. Willis	486,812	(3)	2.6%

Joseph C. Tusa, Jr.	182,760	(4)	1.0%

David L. Kerr	182,760	(4)	1.0%

Michael H. Barker	120,426	(5)	*

Margaret G. Reed	93,723	(6)	*

Ken R. Bramlett, Jr.	74,000	(7)	*

Larry L. Enterline	240,000	(8)	*

Frederick W. Eubank II	—		*

Robert Fotsch	480	(9)	*

Ted A. Gardner	6,000		*

Victor E. Mandel	7,000		*

Kevin M. McNamara	6,000		*

Courtney R. McCarthy	—		*

Arthur C. Roselle	—		*

Elias J. Sabo	1,569,576	(10)	8.3%

Directors and Executive Officers as a Group (11 persons)	2,388,522	(11)	12.4%

*	Less than 1%.

(1)	These amounts include the following shares subject to stock options that are exercisable within 60 days of May 30, 2006: Mr. Enterline—236,000; Mr. Barker—106,667; Mr. Bramlett—64,000, Mr. Mandel—7,000; and Mr. McNamara—6,000.

(2)	These calculations are based on an aggregate of 18,757,103 shares issued and outstanding as of May 30, 2006. Warrants and options to purchase shares held by a person that are exercisable or become exercisable within the 60-day period after May 30, 2006 are deemed to be outstanding for the purpose of calculating the percentage of outstanding shares owned by that person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person.

(3)	This amount includes 282,703 shares of restricted stock issued under the Old COMSYS 2004 Management Incentive Plan that are currently vested (including 7,658 shares currently being held in escrow to secure certain obligations under the merger agreement) and 204,109 shares that will vest if, and only if, the average closing price for our common stock over any consecutive 30-day period ending on or before December 31, 2006 equals or exceeds $18.67 per share, as adjusted for any stock splits, stock dividends or combination of shares. Mr. Willis resigned as our Chief Executive Officer and President and from our Board of Directors in February 2006.

(4)	These amounts represent shares of restricted stock outstanding under the Old COMSYS 2004 Management Incentive Plan, of which shares 55.56% are currently vested for each of these named executive officers, and include 3,657 shares from each of them that are currently being held in escrow to secure certain obligations under the merger agreement.

(5)	This amount includes 12,500 shares of restricted stock granted to Mr. Barker in February 2006 in lieu of his 2005 performance bonus. These shares vest at the rate of 33 1 / 3 % each year over the three-year period beginning on the grant date.

(6)	This amount represents shares of restricted stock issued under the Old COMSYS 2004 Management Incentive Plan, and includes 3,376 shares that are currently being held in escrow to secure certain obligations under the merger agreement. Ms. Reed resigned from her position as our Senior Vice President, General Counsel and Corporate Secretary in January 2006.

(7)	This amount excludes options to purchase 66,000 shares of our common stock, none of which are exercisable within 60 days of May 30, 2006.

(8)	Mr. Enterline was re-appointed as our Chief Executive Officer effective February 2, 2006 and also serves as one of our directors.

(9)	Mr. Fotsch may be deemed to be the beneficial owner of an aggregate of 480 shares of our common stock held by four of his minor children. Mr. Fotsch disclaims the beneficial ownership of such shares.

(10)	The amount and nature of the shares beneficially owned are based on a Schedule 13D amendment filed on August 18, 2005 by Links Partners, L.P., Inland Partners, L.P., Coryton Management Ltd., Arthur Coady, Elias Sabo and I. Joseph Massoud. Links Partners and Inland Partners have reported shared voting and dispositive powers with respect to 784,515 and 785,060 shares, respectively. All other parties reporting in this amendment have reported shared voting and dispositive powers with respect to all shares reported. The number of shares of common stock shown in the table also includes 85,242 shares subject to warrants that are currently exercisable.

(11)	This amount excludes an aggregate of 580,535 shares of restricted stock held by Mr. Willis and Ms. Reed, each a named executive officer who resigned from our company in January 2006. See Notes 2 and 5 above. This amount also excludes an aggregate of 480 shares of our common stock indirectly held by Mr. Fotsch, a nominee to our Board of Directors. See Note 9 above.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for fiscal 2005 applicable to our officers and directors and such other persons were filed on a timely basis. An option grant to Michael H. Barker on September 30, 2004 was inadvertently reported late on a Form 4. His Form 4 reporting such transaction was filed with the SEC in February of 2006.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Voting Agreement, Charter and Bylaws
     At the effective time of the merger, Wachovia Investors, Inc. beneficially owned 47.3% of our outstanding common stock, MatlinPatterson Global Opportunities Partners, L.P. beneficially owned 9.4% of our outstanding common stock and Inland/Links beneficially owned 9.5% of our outstanding common stock. Pursuant to the terms of the voting agreement entered into at the time of the merger with certain of our stockholders, Wachovia Investors, Inc. has the right to recommend to the Governance and Nominating Committee of our Board four to six nominees to be elected to our Board of Directors, depending on the size of the Board, during the first three years after the merger, and each stockholder party to the voting agreement agreed to vote its shares of our common stock in favor of such nominees. Currently, Wachovia Investors, Inc. has the ability to designate four candidates to our Board of Directors, as our Board of Directors is set at nine members. Although MatlinPatterson is not a party to the voting agreement, MatlinPatterson has separately agreed to vote all of its shares of our common stock in favor of the directors nominated by our Governance and Nominating Committee during the first three years after the merger. Certain parties to the voting agreement also have the conditional right to designate observers to attend meetings of our Board of Directors. After the expiration of this three-year period, the stockholders that are parties to the voting agreement and owned more than 10% of our outstanding stock at the effective time of the merger will have the right to designate nominees for election to the Board if they then own 10% or more of our common stock.
     In addition, our charter and bylaws, effective as of the effective time of the merger, provide for the designation of nominees for election as directors. During the three-year period following the merger, our Group B directors serving on our Governance and Nominating Committee have the right to designate a majority of the nominees for election to our Board of Directors to the extent such nominees are not designated pursuant to the voting agreement discussed above, and our Group A directors on the Committee have the right to designate the remaining directors.

Registration Rights Agreements
     In connection with the merger, we filed a “shelf” registration statement with the SEC pursuant to a registration rights agreement we had with a number of our large stockholders. This shelf registration statement, which was declared effective by the SEC on July 20, 2005, was filed on Form S-3 and generally permits delayed or continuous offerings of all of our common stock issued to stockholders in the merger. Under the registration rights agreement, which we amended as of April 1, 2005, our obligation to keep this registration statement effective terminates 18 months after it was declared effective by the SEC or, if earlier, when all of the common stock covered by the registration statement has been sold.
     Under this registration rights agreement, the stockholders are entitled to an unlimited number of additional shelf registrations, except that we are not obligated to effect any shelf registration within 120 days after the effective date of a previous registration statement (other than registrations on Form S-4 for exchange offers and Form S-8 for employee benefit plans, or forms for similar purposes).
     In addition, under the registration rights agreement, Wachovia Investors, Inc. and any of its permitted transferees are entitled to demand a total of three registrations, and another group of institutional stockholders of Old COMSYS (and their permitted transferees) are entitled to demand one registration.
     If we receive a request for a demand registration and our Board of Directors determines that it would be in the best interest of our company to have an underwritten primary registration of our securities, we may satisfy the demand registration by having a primary registration of our common stock for our own account, so long as we offer the stockholders party to the registration rights agreement “piggyback” rights to join in our registration.
     We are obligated to pay all expenses incurred in connection with registrations pursued under the terms of the registration rights agreement, whether or not these registrations are completed. The selling stockholders are obligated to pay all underwriting discounts and commissions with respect to the shares they are selling for their own accounts. Under the registration rights agreement, we also agreed to indemnify the stockholders and their affiliated and controlling parties for violations of federal and state securities laws and regulations, including material misstatements and omissions in the offering documents with respect to any registration, except with respect to any information furnished in writing to us by a stockholder expressly for use in the registration statement or any holder’s failure to deliver a prospectus timely supplied by us that corrected a previous material misstatement or omission. In the event indemnification is unavailable to a party, or insufficient to hold the party harmless, we have further agreed to contribute to the losses incurred by the party.
     Also in connection with the merger, we made conforming amendments to our existing registration rights agreement with the holders of our common stock and warrants received in connection with our April 2003 restructuring, as further amended effective April 1, 2005. Under this agreement, we are obligated to register approximately 5,785,000 shares of our common stock. The holders of such registration rights also participated in our shelf registration that was declared effective by the SEC on July 20, 2005.
Severance Agreements and Related Arrangements
     A description of certain severance agreements and related arrangements with Michael T. Willis and Margaret G. Reed, our former executive officers, who resigned at the beginning of fiscal 2005, is set forth under the caption “Executive Compensation—Severance Agreements.”

Proposal to Ratify the Appointment of Our Independent Auditors (Item 2 on the Proxy Card)
What am I voting on?
     You are voting on a proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006. The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors.
What services do the independent auditors provide?
     PricewaterhouseCoopers LLP served as our independent auditor and provided audit services for fiscal years 2003 and 2004 until its dismissal on October 21, 2004, effective upon completion of services related to the review of our Form 10-Q for the quarter ended September 26, 2004. At that time, we engaged Ernst & Young LLP to serve as our independent auditor. Ernst & Young also served as our independent auditor and provided the services described below in fiscal 2005. Prior to this engagement, Ernst & Young LLP served as the independent registered public accounting firm for Old COMSYS. Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm. During our two most recent fiscal years and any subsequent interim periods preceding PricewaterhouseCoopers LLP’s dismissal, there were no disagreements between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     Audit services of PricewaterhouseCoopers LLP for fiscal 2004 (until its dismissal in October 2004) included audits of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, until its dismissal, PricewaterhouseCoopers LLP provided certain services related to the consolidated quarterly reports and annual and other periodic reports and other services as described below. Since its engagement in October 2004, Ernst & Young LLP has provided certain services related to the audits of our consolidated financial statements, our periodic filings made with the SEC, services related to various registration statements filed by us with the SEC and other services as described below.
How much were the independent auditors fees for 2004 and 2005?
     PricewaterhouseCoopers LLP’s fees billed for professional services totaled $969,223 for 2004 and $0 for 2005. PricewaterhouseCoopers LLP’s fees billed for professional services were as follows:
•	Audit Services—fees for audit services, which relate to the fiscal year consolidated audit (for 2003 only), the review of the financial statements included in our quarterly reports on Form 10-Q for the first three fiscal quarters of 2004, and the services that are normally provided by the independent auditors in connection with our statutory and regulatory filings, were $256,047 in 2004 and $0 in 2005.

•	Audit-Related Services—fees for audit-related services, consisting of audits in connection with proposed or consummated acquisitions or dispositions or restructuring advisory services, including the merger in fiscal 2004, executive compensation, accounting consultations and related services, were $480,889 in 2004 and $0 in 2005.

•	Tax Services—fees for tax services, consisting of tax compliance services and tax planning and advisory services, were $232,287 in 2004 and $0 in 2005.
     The Audit Committee pre-approved all of the fees listed above. The Audit Committee has considered whether the non-audit services provided to us by PricewaterhouseCoopers LLP impaired the independence of PricewaterhouseCoopers LLP and concluded that they did not.

     Since its engagement in October 2004, Ernst & Young LLP’s fees billed for professional services totaled $651,272 for 2004 (see Note 1 below) and $1,907,770 for 2005 (see Note 2 below). Ernst & Young’s LLP’s fees billed for professional services were as follows:
•	Audit Services—fees for audit services, which relate to the fiscal year consolidated audits for 2004 and 2005, the review of the financial statements included in our quarterly reports on Form 10-Q for the third quarter 2004 and the first three fiscal quarters of 2005 and related earnings releases, various registration statements filed by us with the SEC and other documents issued in connection with securities offerings in 2004 and 2005, and other services that are normally provided by the independent auditors in connection with our statutory and regulatory filings, were $648,572 for 2004 (see Note 1 below) and $1,598,486 for 2005 (see Note 2 below).

•	Audit-Related Services—fees for audit-related services, consisting of assurance and related services in connection with acquisitions were $2,700 in 2004 and $75,425 in 2005 (see Note 2 below).

•	Tax Services—fees for tax services, consisting of tax compliance services and tax planning and advisory services, were $0 in 2004 and $233,859 in 2005.

(1)	Our definitive proxy statement filed with the SEC on May 2, 2005 in connection with the 2005 Annual Meeting of Stockholders stated that Ernst & Young LLP’s fees billed for professional services totaled $214,200 for 2004, which consisted of $211,500 billed for 2004 audit fees and $2,700 billed in 2004 for audit-related fees. The previously disclosed amounts did not include an aggregate of $437,072 of audit fees for 2004 that were billed by Ernst & Young LLP or processed by us subsequent to our filing of the 2005 proxy statement.

(2)	Our Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on May 1, 2006 stated that Ernst & Young LLP’s fees billed for professional services totaled $1,501,721 for 2005, which consisted of $1,198,437 billed for 2005 audit fees, $69,425 billed in 2005 for audit-related fees and $233,859 billed in 2005 for tax services. The previously disclosed amounts did not include an aggregate of $406,049 for 2005 audit fees that were either billed by Ernst & Young LLP or processed or agreed to by us subsequent to our filing of Amendment No. 1 to our Form 10-K. In addition, an aggregate of $6,000 was reallocated by us from 2005 audit fees to 2005 audit-related fees subsequent to the filing of Amendment No. 1 to our Form 10-K.
     The Audit Committee has considered whether the non-audit services provided to us by Ernst & Young LLP impaired the independence of Ernst & Young LLP and concluded that they did not.
     The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by the independent auditors to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that independent auditors’ independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by our independent auditors must be pre-approved by the Audit Committee. The Audit Committee pre-approved all of the fees listed above that we incurred for services rendered by our independent auditors in fiscal 2004 and 2005.
Will a representative of Ernst & Young be present at the meeting?
     Yes, one or more representatives of Ernst & Young LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.
What vote is required to approve this proposal?
     Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

What does the Board recommend?
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
Solicitation by Board; Expenses of Solicitation
     Our Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.
Submission of Future Stockholder Proposals
     Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2007 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than March 1, 2007.
     Stockholders who wish to propose a matter for action at the 2007 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between March 28, 2007 and April 27, 2007. You can obtain a copy of our bylaws by writing the Corporate Secretary at the address below, or via the Internet at www.comsys.com under our “Corporate Governance” caption.
     All written proposals should be directed to Ken R. Bramlett, Jr., Corporate Secretary, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027.
     The Governance and Nominating Committee is responsible for selecting and recommending director candidates to our Board of Directors, and will consider nominees recommended by stockholders. For information on the nominating process, see the section entitled “Nominating Process for Directors” of this proxy statement.
Availability of Form 10-K and Annual Report to Stockholders
     SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended January 1, 2006, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Ken R. Bramlett, Jr., Corporate Secretary, COMSYS IT Partners, Inc., 4400 Post Oak Parkway, Suite 1800, Houston, Texas 77027, or via the Internet at www.comsys.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.
Other Matters
     The Board of Directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy .

PROXY CARD
COMSYS IT PARTNERS, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS: JULY 27, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Larry L. Enterline, Joseph C. Tusa, Jr. and Ken R. Bramlett, Jr. (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of COMSYS IT Partners, Inc. (the “Company”) to be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027, on July 27, 2006, at 9:30 a.m. (local time) and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

PROXY CARD
ANNUAL MEETING OF STOCKHOLDERS OF
COMSYS IT PARTNERS, INC.
July 27, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS UNDER PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			WITHHOLD	FOR ALL
		FOR	AUTHORITY	EXCEPT
		ALL	FOR ALL	(See instructions
		NOMINEES	NOMINEES	below)
1.	ELECTION OF DIRECTORS: NOMINEES: ¡ Larry L. Enterline ¡ Frederick W. Eubank II ¡ Robert Fotsch ¡ Victor E. Mandel ¡ Courtney R. McCarthy ¡ Kevin M. McNamara ¡ Elias J. Sabo	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK THIS PROXY AS INDICATED HEREIN TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, OR IF NO SUCH DIRECTION IS INDICATED HEREIN, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by authorized person.